Exhibit 99.1

Loop Media Reports Full Year 2023 and Fourth Quarter Fiscal Financial Results

Revenue increased to $31.6 Million; Quarterly Active Units up 103% YoY;

Achieved Approximate 22% SG&A Expense Reduction in Q4 2023 compared to Q4 2022

Los Angeles, CA – December 12, 2023 – Loop Media, Inc. (NYSE American: LPTV), a leading multichannel streaming platform that provides curated music video, sports, news, entertainment channels and digital signage for businesses, is reporting financial and operating results for its fiscal year and fiscal fourth quarter ended September 30, 2023.

Summary Fiscal Year 2023 vs. Fiscal Year 2022

●	Revenue increased to $31.6 million, compared to $30.8 million.

●	Gross profit decreased to $10.7 million, compared to $11.4 million.

●	Gross margin decreased to 33.7%, compared to 36.9%.

●	Net loss was $(32.0) million or $(0.49) per share, compared to a loss of $(29.5) million or $(0.61).

●	Adjusted EBITDA (a non-GAAP financial measure defined below) was $(15.7) million, compared to $(10.3) million.

●	As of September 30, 2023, we had 37,015 QAUs operating on our O&O Platform, compared to 18,240 QAUs as of September 30, 2022.

●	As of September 30, 2023, we had approximately 42,000 screens across our Partner Platforms, compared to 17,000 as of September 30, 2022.

Summary Fiscal Q4 2023 vs. Fiscal Q4 2022

●	Revenue decreased to $5.7 million, compared to $12.2 million.

●	Gross profit decreased to $1.6 million, compared to $4.6 million.

●	Gross margin decreased to 27.5%, compared to 38.1%.

●	Net loss was $(9.0) million or $(0.15) per share, compared to a loss of $(14.6) million or $(0.28).

●	Adjusted EBITDA (a non-GAAP financial measure defined below) was $(4.8) million, compared to $(3.0) million.

Management Commentary

Jon Niermann, CEO and Co-founder, stated, "I am pleased that we finished a very tough fiscal year environment on many fronts while still managing to grow year-on-year, all of which reflects our team’s ability to focus on sales in a very challenging business environment. Our revenue increase can be attributed to a number of factors, with the expansion of our distribution network being the primary one. Active player/screen count increased 103% to approximately 79,000 in FY 2023. Our performance throughout the year is a result of a number of initiatives to ensure we marketed effectively to new customers and improved day-to-day operations through newly implemented operational efficiencies. For example, our Partner Platform growth resulted in a 14% increase, from 37,000 to 42,000 screens at the end of September."

"We continue to implement a sales and marketing approach that we believe will allow us to expand our market share as we better position ourselves within the DOOH/CTV market where we continue to be a disruptor as we advocate "it’s just TV" to the advertising market. We continue to prioritize and incentivize the distribution of Loop Players in key advertising markets and geographies, as well as into more desirable out-of-home location types, like convenience stores, restaurants, bars, and other retail establishments," continued Mr. Niermann.

"We are focused on a distribution footprint expansion in North America in our QAUs and partner platform screens, adding DSPs and SSPs for advertising revenue growth, the start of direct advertising sales on our platform through our national direct sales team, new revenue from local ads sales via our new Loop Ads Manager and a new concentration on AVOD and SVOD enterprise solutions for corporate digital signage and entertainment content management for large multi-venue businesses. We believe this business plan with specific strategies in each segment will establish a strong foundation for continued growth," concluded Jon Niermann.

Fiscal Year (September 30) 2023 Financial Results

In the 2023 fiscal year, revenue increased by approximately 3% to $31.6 million compared to $30.8 million in fiscal 2022. The increase was due to the growth of demand partners, direct sales deals, partnerships, and software improvement/efficiencies.

Gross profit in the 2023 fiscal year was $10.7 million compared to $11.4 million in fiscal 2022. The gross margin was 33.7% in the 2023 fiscal year compared to 36.9% in the 2022 fiscal year. The decrease was primarily driven by revenue mix as well as incremental licensing costs.

Total sales, general, and administrative (“SG&A”) expenses (excluding stock-based compensation, depreciation and amortization, impairment of goodwill and intangible assets, and restructuring costs) in the 2023 fiscal year were $29.4 million compared to $24.5 million for fiscal 2022. The increase was primarily due to increased marketing spend in the first half of 2023, and increased payroll costs plus board and professional fees and increased software and IT costs.

Net loss in the 2023 fiscal year was $(32.0) million or $(0.49) per share, compared to a net loss of $(29.5) million or $(0.61) per share for fiscal 2022.

Adjusted EBITDA in the 2023 fiscal year was $(15.7) million compared to $(10.3) million for fiscal 2022.

Fiscal Fourth Quarter (September 30) 2023 Financial Results

In the 2023 fiscal fourth quarter, revenue decreased approximately 53% to $5.7 million compared to $12.2 million for the same period in fiscal 2022. The decrease was primarily driven by a material slowdown in digital advertising spend due to the macroeconomic environment.

Gross profit in the 2023 fiscal fourth quarter was $1.6 million compared to $4.6 million for the same period in fiscal 2022. The gross margin was 27.5% in the fourth quarter of the 2023 fiscal year compared to 38.1% in the prior period. The decrease was primarily driven by revenue mix as well as incremental licensing costs.

Total sales, general, and administrative ("SG&A") expenses (excluding stock-based compensation, depreciation and amortization, impairment of goodwill and intangible assets, and restructuring costs) in the 2023 fiscal fourth quarter were $7.4 million compared to $9.5 million for the same period in fiscal 2022. The decrease was primarily due to decreased customer acquisition and retention expenses and decreased payroll costs, partially offset by increased software and IT costs, and increased board and professional fees.

Net loss in the 2023 fiscal fourth quarter was $(9.0) million or $(0.15) per share, compared to a net loss of $(14.6) million or $(0.28) per share for the same period in fiscal 2022.

Adjusted EBITDA in the fiscal 2023 fourth quarter was $(4.8) million compared to $(3.0) million for the same period in fiscal 2022.

On September 30, 2023, cash and cash equivalents were $3.1 million compared to $14.1 million on September 30, 2022. The decrease was primarily driven by increased SG&A expenses in the first half of 2023 due to investments in expanding our Loop Player base. As of September 30, 2023, the company had total debt of $10.7 million compared to $7.1 million as of September 30, 2022.

Conference Call

The company will conduct a conference call today, December 12, 2023, at 5:00 p.m. Eastern Standard Time to discuss financial and operating results for its fiscal fourth quarter and fiscal year ended September 30, 2023.

Loop's management will host the conference call, followed by a question-and-answer period.

Date: December 12, 2023

Time: 5:00 p.m. Eastern Standard Time

Participant registration link: Q4 Link

Below are the details for those participants who would like to dial in and ask questions.

Conference ID: 3885392

Participant Toll-Free Dial-In Number: 1(800) 715-9871

Participant International Dial-In Number: 1(646) 307-1963

The conference call will also be available for replay on the investor relations section of the company's website at www.loop.tv/investors.

About Loop Media, Inc.

Loop Media, Inc. ("Loop Media") (NYSE American: LPTV) is a leading digital out-of-home ("DOOH") TV and digital signage platform optimized for businesses, providing free music video, news, sports and entertainment channels through its Loop TV service. Loop Media is a leading company in the U.S. licensed to stream music videos to businesses through its proprietary Loop Player.

Loop Media's digital video content reaches millions of viewers in DOOH locations including bars/restaurants, office buildings, retail businesses, college campuses, and airports in the United States.

Loop TV is fueled by one of the largest and most important short-form entertainment libraries, including music videos, movie trailers and live performances. Loop Media's non-music channels cover a multitude of genres and moods and include sports highlights, news, lifestyle and travel videos, viral videos and more.  Loop Media's streaming services generate revenue from advertising, sponsorships and subscriptions.

To learn more about Loop Media products and applications, please visit us online at  www.loop.tv

Follow us on social:

Instagram: @loopforbusiness

X (Twitter): @loopforbusiness

LinkedIn: https://www.linkedin.com/company/loopforbusiness/

Safe Harbor Statement and Disclaimer

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, Loop Media's expected performance, ability to compete in the highly competitive markets in which it operates, statements regarding Loop Media's ability to develop talent and attract future talent, the success of strategic actions Loop Media is taking, and the impact of strategic transactions. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including "will," "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "should," and certain of the other foregoing statements may be deemed forward-looking statements. Although Loop Media believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. Loop Media takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by Loop Media. Loop Media's Securities and Exchange Commission filings are available at www.sec.gov.

Non-GAAP Measures

Loop Media uses non-GAAP financial measures, including Adjusted EBITDA and quarterly active units or QAUs, as supplemental measures of the performance of the company's business. Use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of Loop Media's financial results under generally accepted accounting principles in the United States of America ("U.S. GAAP").

We exclude the following items from net income to calculate Adjusted EBITDA:

●	the amounts we paid in interest expense on our outstanding debt;

●	the amounts we paid in taxes or other components of our tax provision;

●	depreciation expense from fixed assets;

●	amortization expense;

●	the impact of stock-based compensation;

●	the impact of the gain on extinguishment of debt;

●	the impact of non-recurring expense;

●	the impact of restructuring costs for restructured revenue stream;

●	the impact of impairment of goodwill and intangible assets;

●	the impact of employee retention credits;

●	the impact of other income including foreign currency translation adjustments, realized foreign currency gains/losses and unrealized gains/losses; and

●	the impact of the change in fair value of derivative.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures including net income (loss) and our financial results presented in accordance with U.S. GAAP.

The company defines an "active unit" as (i) an ad-supported Loop Player (or DOOH location using our ad-supported service through our "Loop for Business" application or using a DOOH venue-owned computer screening our content) that is online, playing content, and has checked into the Loop analytics system at least once in the 90-day period or (ii) a DOOH location customer using our paid subscription service at any time during the 90-day period. The company uses "QAU" to refer to the number of such active units during such period.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. The non-GAAP financial measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP financial measures has been provided in the financial statements tables included in this press release and investors are encouraged to review the reconciliation.

Loop Media Investor Contact
Andrew J. Barwicki

andrew@barwicki.com
ir@loop.tv

Loop Media Press Contact
Jon Phillips

jon@phillcomm.global

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Twelve months ended September 30,
	2023	2022	2023	2022
Revenue	$5,688,255	$12,171,787	$31,642,293	$30,832,796
Cost of revenue
Cost of revenue - Advertising and Legacy and other revenue	3,268,723	7,220,477	18,036,529	18,200,045
Cost of revenue - depreciation and amortization	854,527	317,318	2,946,404	1,250,353
Total cost of revenue	4,123,250	7,537,794	20,982,933	19,450,398
Gross profit	1,565,005	4,633,992	10,659,360	11,382,398

Operating expenses
Sales, general and administrative	7,415,178	9,522,089	29,427,139	24,481,603
Stock-based compensation	1,138,866	5,153,057	7,997,849	9,355,342
Depreciation and amortization	351,266	146,439	1,068,999	342,105
Restructuring costs	804,313	—	950,985	—
Impairment of goodwill and intangible assets	—	1,970,321	—	1,970,321
Total operating expenses	9,709,623	16,791,906	39,444,972	36,149,371

Loss from operations	(8,144,618)	(12,157,913)	(28,785,612)	(24,766,973)

Other income (expense)
Interest income	—	—	—	200
Interest expense	(912,601)	(1,643,271)	(3,802,346)	(3,620,212)
Loss on extinguishment of debt	—	(1,153,219)	—	(2,097,833)
Gain on extinguishment of debt	—	—	—	490,051
Change in fair value of derivatives	—	349,935	—	514,643
Employee retention credits	—	—	645,919	—
Other expense	62,515	—	(3,128)	—
Total other income (expense)	(850,086)	(2,446,555)	(3,159,555)	(4,713,151)
Loss before income taxes	(8,994,704)	(14,604,468)	(31,945,167)	(29,480,124)
Income tax (expense)/benefit	(16,888)	1,727	(18,512)	676
Net loss	$(9,011,592)	$(14,602,741)	$(31,963,679)	$(29,479,448)

Basic and diluted net loss per common share	$(0.15)	$(0.28)	$(0.56)	$(0.61)

Weighted average number of basic and diluted common shares outstanding	60,610,103	51,452,448	57,502,870	48,167,932

LOOP MEDIA, INC.

ADJUSTED EBITDA RECONCILIATION

	Three months ended September 30,		Twelve months ended September 30,
	2023	2022	2023	2022
GAAP net loss	$(9,011,592)	$(14,602,741)	$(31,963,679)	$(29,479,448)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense	912,601	1,643,271	3,802,346	3,620,212
Interest income	—	—	—	(200)
Depreciation and amortization expense*	1,205,793	463,757	4,015,403	1,592,458
Income tax expense (benefit)	16,888	(1,727)	18,512	(676)
Stock-based compensation**	1,138,866	5,153,057	7,997,849	9,355,342
Non-recurring expense	891,813	1,575,000	1,101,101	1,575,000
Impairment of goodwill and intangible assets	—	1,970,321	—	1,970,321
Gain on extinguishment of debt	—	—	—	(490,051)
Loss on obligations	—	1,153,219	—	2,097,833
Change in fair value of derivative	—	(349,935)	—	(514,643)
Employee retention credits	—	—	(645,919)	—
Other expense	100	—	3,127	—

Adjusted EBITDA	$(4,845,531)	$(2,995,779)	$(15,671,260)	$(10,273,852)

* Includes amortization of content assets and for cost of revenue and operating expenses and ATM facility.

** Includes options, Resticted Stock Units ("RSUs") and warrants.

LOOP MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	September 30, 2022
ASSETS
Current assets
Cash	$3,068,696	$14,071,914
Accounts receivable, net	6,211,815	12,590,970
Prepaid expenses and other current assets	987,605	1,496,566
Content assets - current	2,218,894	745,633
Total current assets	12,487,010	28,905,083
Non-current assets
Deposits	12,054	63,889
Content assets - non current	448,726	678,659
Deferred costs - non current	744,408	—
Property and equipment, net	2,711,558	1,633,169
Operating lease right-of-use assets	—	76,696
Intangible assets, net	477,889	590,333
Total non-current assets	4,394,635	3,042,746
Total assets	$16,881,645	$31,947,829
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,978,920	$7,453,801
Accrued liabilities	3,546,338	5,620,873
Accrued royalties and revenue share	4,930,329	4,559,088
Payable on acquisition	—	250,125
License content liabilities - current	489,157	1,092,819
Deferred Income	—	140,764
Lease liability - current	—	75,529
Revolving line of credit - current	2,985,298	—
Non-revolving line of credit	2,124,720	—
Total current liabilities	19,054,762	19,192,999
Non-current liabilities
License content liabilities - non current	208,000	—
Non-revolving line of credit	475,523	1,494,469
Non-revolving line of credit, related party	1,959,693	2,575,753
Revolving line of credit	—	3,030,516
Total non-current liabilities	2,435,216	7,100,738
Total liabilities	21,489,978	26,293,737

Commitments and contingencies	—	—

Stockholders’ equity
Common Stock, $0.0001 par value, 150,000,000 shares authorized, 65,620,151 and 56,381,209 shares issued and outstanding as of September 30, 2023 and September 30, 2022, respectively	6,562	5,638
Additional paid in capital	123,462,648	101,970,318
Accumulated deficit	(128,285,543)	(96,321,864)
Total stockholders' equity	(4,816,333)	5,654,092
Total liabilities and stockholders' equity	$16,673,645	$31,947,829